Exhibit 99.1

FOR INFORMATION CONTACT:
Spencer Sias (650) 424-5782
Spencer.sias@varian.com

Neil Madle, +44 7786 526068
neil.madle@varian.com

Varian Medical Systems Announces Intention to Acquire MeVis Medical Solutions AG through a Public Tender Offer

MeVis Would Add Image Processing Software and Services for Detection of Cancer to Varian’s Imaging Components Product Portfolio

Palo Alto, Calif. - December 17, 2014 - Varian Medical Systems (NYSE: VAR) today announced it intends to submit an offer to acquire MeVis Medical Solutions AG, a company based in Bremen, Germany that provides image processing software and services for cancer screening. VMS Deutschland Holdings GmbH, a Varian affiliate, will make a voluntary public tender offer to all MeVis shareholders to acquire their non-par value registered shares at a price of €17.50 per share, for an expected total payment of €30 million if all outstanding shares[1] are tendered.

MeVis develops innovative software for the analysis and processing of image data which is marketed to imaging equipment manufacturers for screening breast cancer as well as lung, liver, prostate, and colon cancer. The acquisition would also include the proprietary MeVisLab™ software platform, a research and development environment facilitating the efficient realization of tailored software solutions using a rapid prototyping approach. MeVis software for breast cancer screening has been sold to some 10,000 clinics around the world. Varian’s Imaging Components business is a premier global provider of X-ray tubes, flat-panel detectors, and image processing software and workstations for digital imaging.

“Varian is excited to add cancer screening software to its portfolio of imaging components solutions for diagnostic imaging manufacturers,” said Dow Wilson, CEO of Varian Medical Systems.   “Early detection and treatment of tumors can have a significant impact on outcomes for cancer treatment and we are looking forward to the prospect of adding advanced software for early cancer detection to our product portfolio.”

“We believe we can integrate MeVis technology to offer our customers smarter flat-panel detectors and imaging workstations for cancer screening,” said Sunny Sanyal, president of Varian Imaging Components. “This would enable us to help equipment manufacturers get new life-saving diagnostic products to market faster.”

- more -

Varian Medical Systems Announces Intention to Acquire	Page 2
MeVis Medical Solutions AG through a Public Tender Offer

Cancer screening is a growing global focus.  Early detection has been shown to save lives in both breast and lung cancer. A U.S. National Lung Screening Trial showed a 20 percent reduction in mortality thanks to early CT screening.[2]  It is estimated that in 2014, 224,000 cases of lung and bronchus cancer will be detected in the United States, with a five-year survival rate of only 17 percent.[3]   Recently, the United States Centers for Medicare & Medicaid Services (CMS) issued a proposal to start reimbursing for CT scans for people with a high risk of developing lung cancer. It is estimated that some 8 million patients could become eligible for this screening.[4]

Following the acquisition, the MeVis team would continue to develop cancer screening and image processing applications at its current facility in Bremen, where it would operate as a center of excellence within Varian’s Imaging Components business, which is headquartered in Salt Lake City, Utah. “This is a talented group of people who would make a valuable addition to the Varian team,” Sanyal said.

Varian’s offer reflects an approximately 16 percent premium over MeVis’ average share price over the past six months. The offer will be contingent on a minimum acceptance rate of 75 percent of the MeVis shares outstanding.[1] A number of major shareholders have committed to accepting the offer, representing over 70 percent of the MeVis shares outstanding.[1]

Varian plans to file its tender document according to German law in mid-January 2015, and formally launch the tender offer after approval of the tender document by the German Financial Supervisory Authority. The acquisition is expected to be completed in April, 2015.

While the financial impact of the transaction is not expected to be material to Varian’s revenues and earnings in fiscal year 2015, Varian will provide financial details upon closing of the transaction.

# # #

[1] Registered share capital excluding treasury shares.

[2] National Lung Screening Trial Research Team. Reduced Lung-Cancer Mortality with Low-Dose Computed Tomographic Screening. NEJM.  Online June 29, 2011. In print, August 4, 2011.

[3] American Cancer Society. Cancer Facts and Figures 2014. Atlanta: American Cancer Society; 2014.

[4] Ma J, Ward EM, Smith R, Jemal A. Annual number of lung cancer deaths potentially avertable by screening in the United States. Cancer. 2013 Apr 1;119(7):1381-1385. http://www.ncbi.nlm.nih.gov/pubmed/23440730

- more -

Varian Medical Systems Announces Intention to Acquire	Page 3
MeVis Medical Solutions AG through a Public Tender Offer

About Varian Medical Systems
Varian Medical Systems, Inc., of Palo Alto, California, is a world leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of X-ray tubes, digital detectors, and image processing workstations for X-ray imaging in medical, scientific, and industrial applications and also supplies high-energy X-ray devices for cargo screening and non-destructive testing applications.  Varian Medical Systems employs approximately 6,800 people who are located at manufacturing sites in North America, Europe, and China and approximately 75 sales and support offices around the world. For more information, visit www.varian.com or follow us on Twitter.

About MeVis Medical Solutions AG

MeVis Medical Solutions AG was founded in 1997 and is one of the world’s leading independent developers and providers of medical imaging software with focus on dedicated, disease-oriented clinical applications. MeVis AG has been listed on the Frankfurt Stock Exchange in the Prime Standard segment of the Regulated Market since November 16, 2007.    Over the past few years, there has been an enormous increase in the complexity and volume of medical imaging data derived from diagnostic imaging processes such as digital mammography, computed tomography (CT), magnetic resonance imaging (MRI), and ultrasound (US). MeVis’ products analyze and process this data in such a way as to provide medical professionals with crucial information for early detection, diagnosis and intervention in the areas of cancer and lung diseases as well as neurological disorders. The Company develops its software solutions in close consultation with world leading medical experts and original equipment manufacturers (OEM) in the medical technology sector and primarily markets this software via these partnerships.

Forward-Looking Statements

Except for historical information, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry and market outlook, including customer demand and acceptance of products or technology; growth drivers; Varian’s future orders, revenues or other financial performance; the ability of Varian’s technology and products to detect or treat cancer; and any statements using the terms “will,” “would,” “can,” “believe,” “intend,” “future,” “plan,” “expect,” “potential,” “prospect,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause Varian’s actual results to differ materially from those anticipated. Such risks and uncertainties include the ability to effectively integrate the products of MeVis into Varian’s product offerings and sales and marketing operations; the ability to retain the services of key MeVis personnel; demand for Varian’s and MeVis’ products; Varian’s ability to develop, commercialize, and deploy new products; the impact of competitive products and pricing; the effect of global economic conditions; Varian’s ability to meet legal and regulatory requirements; changes in the legal or regulatory environment; and the other risks listed from time to time in Varian’s filings with the Securities and Exchange Commission, which by this reference are incorporated herein. Varian assumes no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.